Thursday, June 16, 2005

Press Release

Source: Farmers National Banc Corp.

Frank L. Paden, President
Canfield, OH 44406

330-533-3341

Farmers National Banc Corp. announces reinstatement of
Stock Repurchase Program.

CANFIELD, Ohio — Frank L. Paden, President of Farmers National Banc Corp., (OTC BB: FMNB) Canfield, Ohio, announced that the Company’s Board of Directors has reinstated the Company’s Stock Repurchase Program. Under the Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions. The company shall make such repurchases at times deemed appropriate and during the period of time expiring on June 14, 2006. The amount of stock repurchased during such time shall not exceed 4.9% of the outstanding common stock of the company. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.